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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               -------------------

                       IMPERIAL SPECIAL INVESTMENTS, INC.
                       ----------------------------------
                                     (Name)

         9920 S. La Cienega Blvd., Ste. 636, Inglewood, California 90301
         ---------------------------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (310) 417-5422

                                  -------------

                                Richard M. Baker
         9920 S. La Cienega Blvd., Ste. 636, Inglewood, California 90301
         ---------------------------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                          YES [ ]                 NO [X]



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            Item 1.     Imperial Special Investments, Inc.

            Item 2.     California; April 24, 2000

            Item 3.     Corporation

            Item 4.     Management company

            Item 5.     a.   closed-end
                        b.   non-diversified

            Item 6.     Imperial Asset Management, Inc.
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301

            Item 7.     Dennis Lacey
                        Director and President
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301

                        Jack Singer
                        Director and Treasurer
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California 90301

                        Cliff Dobler
                        Director
                        995 Fairway Blvd.
                        Incline Village, NV  89451

                        William Gordon
                        Director
                        42371 Saladin Drive
                        Palm Desert, CA 92211

                        Robert Trujillo
                        Director
                        7 Wagon Lane
                        Rolling Hills, CA 90274

                        Paul Adkins
                        Chief Financial Officer
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301

                        Richard M. Baker
                        Secretary
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301




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                        Johnny  Crawford
                        Assistant Secretary
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301

                        Julie Galien
                        Assistant Vice President
                        9920 S. La Cienega Boulevard, Suite 636
                        Inglewood, California  90301

            Item 8.     Not Applicable

            Item 9.     a.    No
                        b.    Not Applicable
                        c.    No
                        d.    Yes
                        e.    Number of Beneficial Owners:  1
                              Name:  Richard M. Baker

            Item 10.    $1,000

            Item 11.    No

            Item 12.    Not Applicable



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            Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Inglewood, California on this 28th day of April, 2000.

                                 Signature:  IMPERIAL SPECIAL INVESTMENTS, INC.

                                 By: /s/ DENNIS LACEY
                                    ------------------------------------
                                         PRESIDENT AND DIRECTOR


Attest: /s/ RICHARD M. BAKER
       -----------------------
Title: SECRETARY




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